UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KITARA HOLDCO CORP.

(Exact name of registrant as specified in its charter)

Delaware	47-2133177
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

525 Washington Blvd, Suite 2620 Jersey City, New Jersey	07310
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☑

Securities Act registration statement file number to which this form relates: 333-199892

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.0001 Per Share
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

A description of the common stock, par value $0.0001 per share, of Kitara Holdco Corp. (the “Registrant”), to be registered hereunder is contained in the section entitled “Description of New Holdco Capital Stock” in the proxy statement/prospectus filed by the Registrant with the Securities and Exchange Commission on January 23, 2015 pursuant to Rule 424(b)(3) in connection with the Registration Statement on Form S-4 (File No. 333-199892), as amended, and such description is incorporated herein by reference.

Item 2. Exhibits

Exhibit Number	Description of Exhibit

2.1	Unit Exchange Agreement, dated as of October 10, 2014, by and among Kitara Media Corp., Kitara Holdco Corp., Future Ads LLC and the members of Future Ads LLC (incorporated by reference from Annex B-1 to the proxy statement/prospectus).

2.2	Agreement and Plan of Reorganization, dated as of October 10, 2014, by and among Kitara Media Corp., Kitara Holdco Corp. and Kitara Merger Sub, Inc. (incorporated by reference from Annex A to the proxy statement/prospectus).

2.3	First Amendment to Unit Exchange Agreement, dated as of December 23, 2014, by and among Kitara Media Corp., Kitara Holdco Corp., Future Ads LLC, Lowenstein Enterprises Corporation, Family Trust of Jared L. Pobre, U/A DTD 12/13/2004, Newport Holding Trust and Neptune Capital Trust (incorporated by reference from Annex B-2 to the proxy statement/prospectus).

3.1	Certificate of Incorporation of Kitara Holdco Corp. (incorporated by reference from Annex G to the proxy statement/prospectus).

3.2	Bylaws of Kitara Holdco Corp. (incorporated by reference from Annex H to the proxy statement/prospectus).

10.1	Ascend Acquisition Corp. 2012 Long-Term Incentive Equity Plan (incorporated by reference to Kitara Media Corp.’s Registration Statement on Form S-1/A filed with the SEC on May 25, 2012).

10.2	Registration Rights Agreement, dated as of July 1, 2013, by and among Ascend Acquisition Corp., Selling Source, LLC and Robert Regular (incorporated by reference to Kitara’s Current Report on Form 8-K filed with the SEC on July 5, 2013).

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Exhibit Number	Description of Exhibit

10.3	Escrow Agreement, dated as of July 1, 2013, by and among Ascend Acquisition Corp., the representatives of the former sole Member of Kitara Media, LLC and the former sole stockholder of New York Publishing Group, Inc., the committee representing the interests of Ascend Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Kitara Media Corp.’s Current Report on Form 8-K filed with the SEC on July 5, 2013).

10.4	Kitara Media Corp. 2013 Long-Term Incentive Equity Plan (incorporated by reference to Kitara Media Corp.’s Current Report on Form 8-K filed with the SEC on December 4, 2013).

10.5	Escrow Agreement, dated as of December 3, 2013, by and among Kitara Media Corp., Reitler Kailas & Rosenblatt LLC, acting as the representative of the former stockholders of Health Guru Media, Inc., and Continental Stock Transfer & Trust Company, as escrow agent. (incorporated by reference to Kitara Media Corp.’s Current Report on Form 8-K filed with the SEC on December 4, 2013).

10.6	Amended and Restated Stock Option Agreement, dated as of October 10, 2014, between Kitara Media Corp. and Joshua Silberstein (incorporated by reference to the Registrants’ Registration Statement on Form S-4 filed with the SEC on November 5, 2014).

10.7	Kitara Holdco Corp. 2014 Long-Term Incentive Equity Plan (incorporated by reference from Annex C to the proxy statement/prospectus).

10.8	Form of Lockup Agreement (incorporated by reference from Annex E to the proxy statement/prospectus).

10.9	Registration Rights Agreement, dated as of January 28, 2015, by and among Kitara Holdco Corp. and the stockholders of the Company listed on Schedule A thereto (incorporated by reference from Annex F to the proxy statement/prospectus).

10.10	Stockholders Agreement, dated as of January 28, 2015, by and among Kitara Holdco Corp. and each of the Persons listed on Schedule I thereto (incorporated by reference from Annex G to the proxy statement/prospectus).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 2, 2015	KITARA MEDIA CORP

	By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

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